NEWS RELEASE

Southcross Energy                          1700 Pacific Avenue, Suite 2900, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Acquires South Texas Pipelines

DALLAS, Texas, March 7, 2014 – Southcross Energy Partners, L.P. (NYSE: SXE) ("Southcross") announced today that it has acquired natural gas pipelines near Corpus Christi, Texas along with contracts related to those pipelines. The purchase price is approximately $40 million in cash and funds for the acquisition were drawn from Southcross’ existing credit facility. The pipelines were acquired from Onyx Midstream, LP and Onyx Pipeline Company.

The pipelines, which range from 12-inches to 24-inches in diameter, transport natural gas to two power plants in Nueces County, Texas under fixed-fee contracts that extend through 2029. Total length of the pipelines is approximately 50 miles. Natural gas volumes through the pipelines averaged 97 million cubic feet per day during 2013. The transaction is expected to be accretive to Southcross’ distributable cash flow during 2014.

"We are expanding our platform with the acquisition of these pipelines," said David Biegler, Chairman and Chief Executive Officer of Southcross’ general partner. "They complement our integrated midstream strategy of delivering products to end-use markets and customers and are significant additions to our pipelines in the Corpus Christi area.”

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would” and “could.” Although Southcross believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, Southcross can give no assurance they will prove to be correct. Forward-looking statements contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause Southcross’ actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting Southcross is contained in its Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2014 and in other documents and reports filed from time to time with the SEC. Any forward-looking statements in this press release are made as of the date hereof and Southcross undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include three gas processing plants, two fractionation plants and approximately 2,800 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
Kristin Donnally, 214-979-3720
Investor Relations
investorrelations@southcrossenergy.com